Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2008

BOISE, Idaho, June 26, 2008 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for the company’s third quarter of fiscal 2008, which ended May 29, 2008. For the third quarter of fiscal 2008, the company posted a net loss of $236 million, or $0.30 per diluted share, on net sales of $1.5 billion. These results compare to GAAP results for the second quarter of a net loss of $777 million, or $1.01 per diluted share, or on a non-GAAP basis for the second quarter (which exclude the effect of a goodwill impairment charge) of a net loss of $314 million, or $0.41 per diluted share, on net sales of $1.4 billion.

The company’s net sales in the third quarter of fiscal 2008 increased 10 percent compared to the second quarter primarily from higher sales of both DRAM and NAND Flash memory products. Sales of DRAM products in the third quarter of fiscal 2008 increased compared to the second quarter as a result of an approximate 10 percent increase in gigabit sales, partially offset by an approximate 5 percent decrease in average selling prices. For the same periods, sales of NAND Flash products increased as a result of an approximate 40 percent increase in gigabit sales, partially offset by an approximate 20 percent decrease in the average selling price. The dollar amount of finished goods inventories for memory products at the end of the third quarter remained fairly stable compared to the second quarter, as higher levels of production were substantially offset by the higher sales volumes and improvements in the company’s manufacturing costs per bit. Cost of goods sold per gigabit in the third quarter decreased approximately 15 percent and 25 percent compared to the second quarter for DRAM and NAND Flash memory products, respectively.

“Micron continues to execute strongly on its cost reductions through advanced technology deployment and 300 millimeter manufacturing efficiencies, resulting in a positive gross margin in the third quarter,” said Mark Durcan, Micron President and Chief Operating Officer. “The combination of our premium product portfolio plus recent substantial cost per bit reductions has positioned us well.”

Sales of CMOS image sensors in the third quarter of fiscal 2008 increased 27 percent compared to the second quarter and represented 11 percent of the company’s total sales in the third quarter. The company’s gross margin on sales of imaging products improved to 35 percent in the third quarter compared to 24 percent in the second quarter, reflecting a greater mix of higher megapixel sensors.

The company generated $217 million in cash flow from operating activities during the third quarter of fiscal 2008 and ended the quarter with $1.6 billion in cash and investments. The company had capital expenditures during the third quarter of fiscal 2008 of $577 million and expects total capital expenditures for the 2008 fiscal year to be between $2.5 billion and $3.0 billion. In the third quarter of fiscal 2008, TECH Semiconductor, a consolidated joint venture, entered into a $600 million credit facility to refinance its existing debt of $240 million and to finance future capital expenditures.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s Web site until June 26, 2009. A taped audio replay of the conference call will also be available at (706) 645-9291(conference number: 50696269) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on July 3, 2008.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 29,	Feb. 28,	May 31,	May 29,	May 31,
	2008	2008	2007	2008	2007

Net sales	$1,498	$1,359	$1,294	$4,392	$4,251
Cost of goods sold (1)	1,450	1,402	1,188	4,382	3,346
Gross margin	48	(43)	106	10	905

Selling, general and administrative	116	120	134	348	467
Research and development	170	180	195	513	621
Goodwill impairment (2)	--	463	--	463	--
Restructure (3)	8	8	--	29	--
Other operating (income) expense (4)	(21)	(42)	(28)	(86)	(64)
Operating income (loss)	(225)	(772)	(195)	(1,257)	(119)

Interest income (expense), net	(6)	3	17	6	88
Other non-operating income (expense)	--	(6)	1	(7)	9
Income tax benefit (provision) (5)	(13)	4	(9)	(16)	(24)
Noncontrolling interests in net (income) loss	8	(6)	(39)	(1)	(116)
Net income (loss)	$(236)	$(777)	$(225)	$(1,275)	$(162)

Earnings (loss) per share:
Basic	$(0.30)	$(1.01)	$(0.29)	$(1.65)	$(0.21)
Diluted	(0.30)	(1.01)	(0.29)	(1.65)	(0.21)

Number of shares used in per share calculations:
Basic	772.8	772.4	769.9	772.4	768.5
Diluted	772.8	772.4	769.9	772.4	768.5

Reconciliation of GAAP to Non-GAAP Financial Measures (6)
Net income (loss):
On a GAAP basis	$(236)	$(777)	$(225)	$(1,275)	$(162)
Goodwill impairment	--	463	--	463	--
On a non-GAAP basis	$(236)	$(314)	$(225)	$(812)	$(162)

Diluted earnings (loss) per share:
On a GAAP basis	$(0.30)	$(1.01)	$(0.29)	$(1.65)	$(0.21)
Goodwill impairment	--	0.60	--	0.60	--
On a non-GAAP basis	$(0.30)	$(0.41)	$(0.29)	$(1.05)	$(0.21)

CONSOLIDATED FINANCIAL SUMMARY, Continued
	As of
	May 29,	Feb. 28,	Aug. 30,
	2008	2008	2007
Cash and short-term investments	$1,584	$1,853	$2,616
Receivables	995	894	994
Inventories (1)	1,453	1,449	1,532
Total current assets	4,129	4,304	5,234
Property, plant and equipment, net	8,721	8,634	8,279
Goodwill (2)	58	58	515
Total assets	13,616	13,785	14,818

Accounts payable and accrued expenses	1,374	1,299	1,385
Current portion of long-term debt	262	244	423
Total current liabilities	1,784	1,720	2,026
Long-term debt (7)	2,159	2,162	1,987
Noncontrolling interests in subsidiaries	2,811	2,808	2,607
Total shareholders’ equity	6,508	6,738	7,752

	Nine Months Ended
	May 29,	May 31,
	2008	2007
Net cash provided by operating activities	$775	$793
Net cash used for investing activities	(1,289)	(1,513)
Net cash provided by (used for) financing activities	(204)	1,956

Depreciation and amortization	1,528	1,244
Expenditures for property, plant and equipment	(1,809)	(2,851)
Net cash received from noncontrolling interests	203	974
Payments on equipment purchase contracts	(348)	(393)

Noncash equipment acquisitions on contracts payable and capital leases	404	802

(1)
The results for the second and first quarters of fiscal 2008 include charges of $15 million and $62 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products to their estimated fair market values.

(2)
In the second quarter of fiscal 2008, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the company performed a test to determine whether or not its goodwill was impaired. Based on the results of the test, the company wrote off all of the $463 million of goodwill associated with its Memory segment as of February 28, 2008.

(3)
In the fourth quarter of fiscal 2007, the company announced it was pursuing a number of initiatives to drive greater cost efficiencies and revenue growth across its operations. In the third quarter and first nine months of fiscal 2008, the company recorded restructure charges of $8 million and $29 million, respectively, consisting primarily of employee severance and related costs and relocation and retention bonuses. The company also incurred a charge to write down the carrying value of certain facilities to their estimated fair values in the first quarter of fiscal 2008. Since the fourth quarter of fiscal 2007, the company has incurred $48 million due to the restructuring initiatives. At the end of the third quarter of fiscal 2008, liabilities for unpaid portions of the restructure charge were $8 million.

(4)
Other operating income for the third quarter of fiscal 2008 includes $13 million from the gains on disposals of semiconductor equipment. Other operating income for the first nine months of 2008 includes $70 million from gains on disposals of semiconductor equipment, $33 million of losses from changes in foreign currency exchange rates and $38 million of receipts from the U.S. government in connection with anti-dumping tariffs received in the first quarter of fiscal 2008. Other operating income for the third quarter of fiscal 2007 includes $15 million from gains on disposals of semiconductor equipment and $7 million in grants received in connection with the company’s operations in China. Other operating income for the first nine months of fiscal 2007 includes $25 million from gains on disposals of semiconductor equipment and a gain of $30 million from the sale of certain intellectual property to Toshiba Corporation.

(5)
Income taxes for fiscal 2008 and 2007 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in fiscal 2008 and 2007 were substantially offset by changes in the valuation allowance.

Effective at the beginning of the first quarter of fiscal 2008, the company adopted the provisions of FIN 48. In connection with the adoption of FIN 48, the company increased its liability and decreased retained earnings by $1 million for net unrecognized tax benefits at August 31, 2007. Due to certain foreign statutes of limitations which expired on December 31, 2007, the company recognized approximately $15 million of previously unrecognized tax benefits in the second quarter of fiscal 2008. The company does not expect to recognize any additional previously unrecognized tax benefits during fiscal 2008.

(6)
To supplement our consolidated financial statements presented on a GAAP basis, the company uses non-GAAP measures of net income and earnings per share, which are adjusted to exclude goodwill impairment charges. Management does not consider these charges in evaluating the core operational activities of the company. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the company’s operating results across different time periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures presented by the company may be different than the non-GAAP financial measures presented by other companies.

(7)
In the third quarter of fiscal 2008, the company’s TECH subsidiary borrowed $270 million against a credit facility at Singapore Interbank Offered Rate ("SIBOR") plus 2.5%, subject to customary covenants. Payments are due in approximately equal installments over 13 quarters commencing in May 2009. Also in the third quarter of fiscal 2008, TECH repaid $240 million outstanding under its previous credit facility.